UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 8, 2006
PRIDE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13289 (Commission File Number)	76-0069030 (I.R.S. Employer Identification No.)

5847 San Felipe, Suite 3300 Houston, Texas (Address of principal executive offices)	77057 (Zip Code)
Registrant’s telephone number, including area code: (713) 789-1400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.      Completion of Acquisition or Disposition of Assets.
          On November 8, 2006, Pride International, Inc. (the “Company”) entered into a stock purchase agreement with Synergy Group Corp. and certain of its affiliates (collectively, “Synergy”) pursuant to which the Company acquired from Synergy its 70% interest in a joint venture company the principal assets of which are two deepwater semi-submersible drilling rigs, the Pride Rio de Janeiro and the Pride Portland (together, the “Rigs”). The acquisition increased the Company’s ownership interest in the joint venture company from 30% to 100%. The consideration paid by the Company consisted of $215 million in cash, plus earn-out payments, if any, to be made during the six-year period (subject to certain extensions for non-operating periods) following the expiration of the existing drilling contracts for the Rigs. Such earn-out payments will equal 30% of the amount, if any, by which the standard operating dayrate, excluding bonuses, for a Rig (less adjustments to reflect certain capital additions and certain increases in operating costs) exceeds $294,975 (or, in the case of Petroleo Brasileiro S.A, which currently contracts with a 15% bonus opportunity, $256,500).
          The Company funded the purchase price with cash on hand and borrowings under its senior secured revolving credit facility. A description of the credit facility is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended September 30, 2006 and is incorporated herein by reference.
          As a result of the transaction, the joint venture company, which is currently accounted for as an equity investment, will be consolidated in the Company’s financial statements, resulting in the addition of approximately $283 million of debt of the joint venture company to the Company’s consolidated balance sheet. The debt, which is guaranteed by the U.S. Maritime Administration, matures in 2016 and is prepayable, in whole or in part, at any time.
          In a related transaction, the Company obtained cancellation of future obligations under certain existing agency relationships related to five offshore rigs the Company operates in Brazil, including the Rigs. For this cancellation, the Company paid $15 million in cash, which the Company expects to expense during the fourth quarter 2006.
          A description of the joint venture and the debt of the joint venture is set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Off-Balance Sheet Arrangement” in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the quarter ended September 30, 2006 and is incorporated herein by reference. In addition, the foregoing description of the stock purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 2.1 to this Current Report and incorporated herein by reference.
Item 9.01.      Financial Statements and Exhibits.
     (d)      Exhibits.

2.1	Purchase Agreement, dated as of November 8, 2006, by and among the Company, Westville Management Corporation, Drillpetro Inc., Techdrill Inc., Synergy and Pride Amethyst II Ltd.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIDE INTERNATIONAL, INC.
By:	/s/ Steven D. Oldham
Steven D. Oldham
Vice President and Treasurer

Date: November 15, 2006

EXHIBIT INDEX

No.	Description

2.1	Purchase Agreement, dated as of November 8, 2006, by and among the Company, Westville Management Corporation, Drillpetro Inc., Techdrill Inc., Synergy and Pride Amethyst II Ltd.

4